Exhibit 5.11

CONSENT OF DAVID MYERS

Ladies and Gentlemen:

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report entitled “NI 43-101 Technical Report on the Wheeler River Project, Athabasca Basin, Saskatchewan, Canada” with an effective date of June 23, 2023, included or incorporated by reference into this Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Denison Mines Corp.

Dated: September 11, 2026

By:	/s/ David Myers
David Myers, P.Eng.
Wood Canada Limited